April 19th,2018

Henry Caouette

***

Dear Henry,

Congratulations! On behalf of GreenPower Motor Company, Inc. (The Company), I wish to extend you an offer of full time employment as Director of New Vehicle Development reporting to Phillip Oldridge, CEO. In the future, you may be assigned to or report to another executive. You will be responsible for all tasks related to the design, building, selection, sizing and the improvement of any or all components and systems required for the buses that GreenPower builds and sells. You will be responsible for validating new components and systems and following our contract manufactured buses through production. You will also be responsible for managing a team of engineers that may or may not be co-located with you. You will be located at GreenPower in Rancho Cucamonga, Porterville and remote co-location in Malaysia and China with our contract manufacturers. The job requires travel as per the needs of the business. You may also be sent to other locations such as; NAATC in Nevada, TRC in Ohio or Altoona Test Track in PA for extended periods of time as needed by the Company to oversee vehicle testing. Your anticipated start date will be Monday, April 30Th, 2018 or sooner. You will be compensated with an annual base salary of

$144,000.00, subject to normal income tax withholdings. For an alternative offer that includes stock options, see below.

You will be entitled to the benefits of similarly situated employees as those policies are developed and amended by the Company:

  Benefits - 2 weeks of vacation for the first year, Posted Company Assigned Holidays and other benefits described in the Summary Plan Descriptions.
  Stocks - Subject to the approval of the Board of Directors and the TSX Venture Exchange the Company will grant if you accept $132,000.00 annual base salary, 50,000 stock options upon signing this document, 100,000 stock options after the first year of employment, all of which with a term of two years and exercise price at the current market price at time of signing this document.

Your healthcare benefits will be effective after your completion of 90 days. The benefits made available by the Company, and the rules, terms, and conditions for participation in such benefit plans and policies, may modify compensation and benefits from time to time as it deems necessary.

Please let us know of your decision to join GreenPower Motor Company, Inc. by signing a copy of this offer letter and returning it to us. Your offer is contingent upon your (1) signing of the Confidential Information, Invention Assignment and Arbitration Agreements; (2) providing proof of your eligibility to work in the United States and valid US passport; and (3) complying with and successfully passing any requirements of the Company (e.g. drug testing, background checks).

This letter shall not be construed as an agreement to employ you for any stated term and does not alter our policy of employment at will, under which both you and the Company remain free to terminate the employment relationship for any reason, at any time, with or without notice or cause. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time in the Company's discretion, the "at-will" nature of your employment may only be changed by a written agreement signed by you and the Company. Similarly, nothing in this letter shall be construed as an agreement to pay you any compensation or grant you any benefit beyond the end of your employment with us.

GreenPower Motor Company, Inc., is an organization that has built an outstanding reputation for exciting, innovative, and quality services. Credit for this goes to every one of our employees. I hope you will find your association with us to be both challenging and rewarding. We are enthusiastic about you joining our team and look forward to working with you. Should you have any questions please do not hesitate to contact us.

Please confirm your acceptance of these terms by signing a copy of this letter where indicated no later than close of business April 23rd, 2018.

Very Truly Yours,	ACCEPTED:

/s/ Brendan Riley President	/s/ Henry Caouette